SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 22, 2003

RICA FOODS, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

0-18222	87-0432572
(Commission file number)	(I.R.S. Employer Identification No.)

1840 Coral Way, Suite 101, Miami, Florida 33145

(Address of principal executive offices) (Zip code)

(305) 365-9694

(Registrant’s telephone number, including area code)

Item 1: Changes in Control of Registrant

The Company has been informed that on December 22, 2003, Calixto Chaves (“Mr. Chaves”), Monica Chaves (“Ms. Chaves’), Jose Pablo Chaves, Comercial Angui and certain other shareholders (the “Selling Shareholders”), have sold (the “Stock Sale”) all 9,933,154 shares of the common stock held by the Selling Shareholders (the “Shares”), representing approximately 77.2% of the Company’s issued and outstanding shares of common stock, to Avicola Campesinos, Inc. (“Avicola”) for a cash purchase price of approximately U.S.$12.5 million.

Based upon information contained in an executed Schedule 13D provided by Avicola to the Company (the “Schedule 13D”), it appears that Avicola is wholly owned by Tenedora G.S., S.A., a Costa Rican corporation (“Tenedora”).

Also as indicated in the Schedule 13D, Mavipel, S.A., a Costa Rican corporation (“Mavipel”), Inversiones Harenaz L III, S.A. (“Arena”), a Costa Rican corporation, CYS Asesores de Mercadeo y Finanzas, S.A, a Costa Rican corporation (“CYS”), Sarita Trading, S.A., a Panamanian corporation (“Sarita”), Corporacion Adral, S.A., Costa Rican corporation (“Adral”), Centro, S.A., a Costa Rican corporation (“Centro”), Hoy por Hoy, S.A., a Costa Rican corporation (“Hoy”), Asociacion Solidarista de Empleados Grupo Sama y Afines, a Costa Rican labor entity (“ASEGSA”) and Quirinal, S.A. (“Quirinal”) are the holders of approximately 35.3%, 14.2%, 13%, 13.4%, 8.1%, 9.2%, 2.3%, 1.7%, and 2.8%, respectively of the outstanding common stock of Tenedora. Together, Mavipel, Harenaz, CYS, Sarita, Adral, Centro, Hoy, ASEGSA and Quirinal may be deemed to control Tenedora.

The Company has been informed, pursuant to the Schedule 13D, that Victor Oconitrillo is the holder of 100% of the outstanding common stock of Mavipel. Henry Zamora is the holder of 100% of the outstanding common stock of Harenaz. Rolando Cervantes is the holder of 100% of the outstanding common stock of CYS. Jorge Torres is the holder of 100% of the outstanding common stock of Sarita. Mariangel Solera is the holder of 100% of the outstanding common stock of Adral. Robert Aspinall is the holder of 100% of the outstanding common stock of Centro. Oscar Hernandez Lustschaing is the holder of 100% of the outstanding common stock of Hoy. Alfonso Gutierrez is the holder of 100% of the outstanding common stock of Quirinal.

The Stock Sale was conditioned upon the approval of the board of directors of the Company, which was granted after the board considered a number of factors, including the following:

•	Approximately $6.9 million of the proceeds of the Stock Sale were used to satisfy Mr. Chaves’ existing indebtedness to the Company and approximately $1.95 million of the proceeds were used to settle certain litigation.

•	Mr. Chaves and Mr. Jorge Quesada have, at various times, personally guaranteed the Company’s repayment of various debts. As of the closing of the Stock Sale, Mr. Chaves and Mr. Quesada had outstanding personal guarantees with respect to approximately $27.9 million and $9.2 million of the Company’s indebtedness.

The guarantees extended by Mr. Chaves and Mr. Quesada will remain in place notwithstanding the Stock Sale. In addition, Mr. Chaves has entered into an agreement with the Company whereby he has agreed to indemnify the Company from and against any losses or damages caused by his failure within the next year to provide, if requested, his personal guarantee with respect to any loan which he has previously guaranteed and the Company is seeking to defer repayment of.

•	Mr. Chaves has agreed to indemnify the Company from and against certain damages or losses that could directly or indirectly result from or in connection with the Stock Sale.

Mr. Chaves, Mr. Quesada, Ms. Chaves continue to serve on the board of directors of the Company. However, as the holder of a majority of the Common Stock, Avicola will generally have the power to elect directors to serve on the Company’s board of directors. Although Avicola has not directly or indirectly taken any actions to initiate any changes with regards to the Company’s board of directors, Avicola has indicated to the Company in the Schedule 13D that it does anticipate seeking to influence the nomination and election of directors in the future.

The Purchasers conditioned the closing of the Stock Sale on the Company’s electing affiliates of Avicola to serve on the eight person board of directors of each of the Company’s subsidiaries and elected affiliates of Avicola to serve as the president, vice president, secretary, treasurer and controller of each subsidiary. The Company’s subsidiaries Board of Directors is comprised of Victor Oconitrillo, President; Pedro Dobles, Vice President; Alfonso Gutierrez, Secretary; Eladio Villalta, Treasurer; Carlos Ceciliano, Supervisor of the Board of Directors; Rolando Cervantes, Director; Henry Zamora, Director; Jorge Quesada, Director.

As reported in the 13D, in order to fund the purchase of the Shares, on December 15, 2003 (the “Effective Date”), Avicola entered into a financing agreement (the “Financing Agreement”) with Servicios Bursatiles Internacionales Sociedad Anonima (“SBI”), a Panamanian Corporation, pursuant to which SBI extended a loan to Avicola in the amount of approximately $12.5 million (the “Purchase Loan”). The entire Purchase Loan was used by Avicola to purchase the Shares.

Under the terms of the Financing Agreement, interest on the Purchase Loan will be payable annually, with the first payment due one year from the Effective Date, at the rate of prime plus 4.5. The outstanding principal amount of the Purchase Loan plus any accrued but unpaid interest will be payable on December 15, 2008. As security for the Purchase Loan, Avicola has pledged the Shares to SBI pursuant to the terms of a stock pledge agreement. In addition, Tenedora has extended a guarantee with respect to the Purchase Loan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 23, 2003

RICA FOODS, INC.

/s/ Calixto Chaves

Name: Calixto Chaves Title: Chief Executive Officer